FOR IMMEDIATE RELEASE                              For further information:

                                                   Cynthia A. Bond
                                                   Director, Investor Relations
                                                   SFX Broadcasting, Inc.
                                                   (212) 407-9126

               SFX BROADCASTING TO ACQUIRE SECRET COMMUNICATIONS
                               FOR $300 MILLION


                   Adding Nine Stations in Three New Markets

NEW YORK, October 15, 1996 -- SFX Broadcasting, Inc. (NASDAQ: SFXBA) today announced that it has entered into a definitive purchase agreement to acquire the assets of privately-owned Secret Communications, L.P., an owner/operator of nine radio stations in three markets for $300 million. With this acquisition the Company will add station clusters in three new major markets.
The markets and the radio stations to be acquired are:

         Pittsburgh:  WDVE(FM), WXDX(FM), WDSY(FM) and WJJJ(FM)
         Cleveland:  WLTF(FM) and WTAM-AM
         Indianapolis:  WFBQ(FM), WRZX(FM) and WNDE-AM

Stations WDSY(FM) and WJJJ(FM) are currently under contract to be acquired by Secret, and it is anticipated that they will be acquired prior to closing SFX's acquisition of Secret.

Commenting on the transaction, Robert F. X. Sillerman, Executive Chairman of SFX Broadcasting, Inc., said, "This is an excellent group of stations and we are extremely excited to be entering three new markets, particularly since we will enter Pittsburgh with the top two stations and Indianapolis with the number one station. In terms of revenue, our station groups will rank number one in Pittsburgh and Indianapolis, and number two in Cleveland. Frank Wood has done a superb job in building this station group, and our intention is to stay on the same track and keep taking these stations higher. This represents our first foray into the Midwest and we can think of no better entrance than with stations of this caliber.

"Having closed two major acquisitions earlier this year and anticipating closing Multi-Market Radio in November, we are pleased to again be able to add a major new group of stations to our roster. We recently created a new team of regional managers to which we will add one more member to oversee





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this geographic group. At the present time we are evaluating our financing needs and considering various options."

Pittsburgh is the nineteenth largest market in the country. WDVE(FM) is the number two ranking station in terms of revenue, and number one in the 25-54 audience share; it plays album oriented rock. WDSY(FM) ranks second in 25-54, and fifth in revenues; the station plays hot country. WXDX(FM), formerly WWKS(FM), has an alternative format. WJJJ(FM), formerly WNRQ(FM), has a smooth jazz format.

Cleveland is the twenty-second largest market. WLTF(FM) has an adult contemporary format and ranks sixth in revenues. WTAM-AM, formerly WWWE-AM, has a news/talk format

The Indianapolis market ranks thirty-sixth. WFBQ(FM) ranks first in revenue share and 25-54, and plays album oriented rock. WRZX(FM) has an alternative/modern rock format and ranks seventh.
WNDE-AM has a talk format.

This transaction is subject to the approval of the Federal Communications Commission and the pre-merger notification requirements of the Hart-Scott-Rodino Act.

With the consummation of all pending transactions, SFX Broadcasting will own, operate or provide services to the following stations:

                         - list of stations follows -